Exhibit 99.1

 InterDigital Awarded $134 Million Plus Interest in Arbitration Proceeding with Samsung for Sales Through 2005; Tribunal Also Sets Royalty Rates for Samsung's
                 Sales of GSM/GPRS/EDGE Terminal Units In 2006

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Sept. 6, 2006--InterDigital Communications Corporation (Nasdaq:IDCC), today announced that the Tribunal in the arbitration proceeding between InterDigital Communications Corporation and its wholly-owned subsidiary, InterDigital Technology Corporation (ITC), and Samsung Electronics Co., Ltd. (Samsung) has issued its Final Award. Among its determinations, the Tribunal awarded InterDigital approximately $134 million in past royalties plus interest on Samsung's sale of single mode 2G GSM/TDMA and 2.5G GSM/GPRS/EDGE terminal units through 2005. The Tribunal also established the royalty rates to be applied to Samsung's sales of covered products in 2006. Based on available market data, the company estimates that Samsung's royalty obligation for the first half of 2006 will be in the range of $17 million to $21 million.
    The Award requires Samsung to promptly pay amounts due, net of an approximate $6 million prepayment credit. In addition, the company estimates Samsung's interest obligation to be in the range of $11 million to $13 million. As a result of the Award, Samsung's royalty obligations under Samsung's patent license agreement with InterDigital for sales of single-mode 2G GSM/TDMA and 2.5G GSM/GPRS/EDGE terminal units made after 2006 will be fully paid-up after Samsung pays royalties for sales of covered products sold through 2006.
    Separate from the royalty issues on 2G and 2.5G products, the Tribunal also determined that Samsung has not obtained the broader CDMA and 3G patent license rights in the Nokia agreement with InterDigital, notwithstanding Samsung's Most Favored Licensee (MFL) election in 2002 of the Nokia agreement.
    "We are pleased with the Tribunal's decision," said William J. Merritt, InterDigital's President and Chief Executive Officer. "The Tribunal's findings in this contractual dispute are consistent with our beliefs as to Samsung's obligations and we have filed an action seeking to enforce the Award in the U.S. District Court for the Southern District of New York."
    The company will recognize revenue associated with the Award after all criteria for revenue recognition have been met.

    Note to editors:

    In February 1996, Samsung entered into agreements with InterDigital which covered both technology development and patent license agreement. As part of the agreements, Samsung paid approximately $35 million up front to InterDigital. As part of an arbitration proceeding concluded in 2002, Samsung elected, pursuant to its MFL clause, to have its royalty obligations commencing January 1, 2002 for its TDMA-based wireless communication products be determined in accordance with the terms of InterDigital's patent license agreement with Nokia. Patent licensing agreements signed in March 2003 between InterDigital and Ericsson and Sony Ericsson established the framework for Nokia's royalty obligations for 2G GSM/TDMA and 2.5G GSM/GPRS/EDGE handset and infrastructure sales. After these patent license agreements were signed, InterDigital notified Samsung of its royalty payment obligations. Samsung disagreed with InterDigital's interpretation of the impact of these patent licensing agreements and requested binding arbitration in November 2003 to resolve the dispute. The Arbitral Tribunal, operating under the auspices of the International Court of Arbitration of the International Chamber of Commerce, conducted a hearing in January 2006 before rendering its Award.

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit: www.interdigital.com. InterDigital is a registered trademark of InterDigital.

    This press release contains forward-looking statements regarding our current beliefs, plans and expectations as to the amount of interest and 2006 royalty revenues we may be paid by Samsung. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, inaccuracies in the market projections of Samsung sales of terminal units and in calculations of interest owed.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, 610-878-7800
             jack.indekeu@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com